UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
FORM 3


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934.
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


1. Name and Address of Reporting Person
   Shapiro, Barry D.
   328 Newman Springs Road
   Newman Springs Road, NJ 07701


2. Date of Event Requiring Statement (Month/Day/Year)
   September 2, 2002


3. IRS Identification Number of Reporting Person, if an entity (voluntary)


4. Issuer Name and Ticker or Trading Symbol
   First Montauk Financial Corp. (FMFK)


5. Relationship of Reporting Person to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

   Director
   -------------------------

6. If Amendment, Date of Original (Month/Year)


7. Individual or Joint/Group Filing

   X Form filed by One Reporting Person
     Form filed by More than One Reporting Person


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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
-----------------------------------------------------------------------------------------------------------------------------------|
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |                  |   |   $       |                   |      |                           |
                           |      |    | |                  |   |           |                   |      |                           |
                           |      |    | |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
-----------------------------------------------------------------------------------------------------------------------------------|

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                     |         |     |    | |           |   |     |     |            |       |       |            |   |            |
Non-executive        |         |     |    | |           |   |     |     |            |       |       |            |   |            |
director stock       |         |     |    | |           |   |     |     |            |       |       |            |   |            |
option               |$.39     |9/2/ | A  | |  20,000   |   |9/2/ |9/1/ | common     |20,000 |       |20,000      | D | N/A        |
                     |         |2002 |    | |           |   |2002 |2007 | stock      |       |       |            |   |            |
                     |         |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:



SIGNATURE OF REPORTING PERSON

/s/ Barry D. Shapiro
-----------------------

Date:  September 2, 2002
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